Unity Bancorp Announces Continued Pennsylvania Expansion Into Palmer Township, Pennsylvania

    CLINTON, N.J., May 4 /PRNewswire-FirstCall/ -- Unity Bancorp, Inc. (Nasdaq: UNTY), parent company of Unity Bank announced today that the Bank continues its expansion into Pennsylvania by entering into a lease to open a branch in Easton, Pennsylvania. The branch, located on William Penn Highway in Palmer Township, Pennsylvania is expected to open in the third quarter of 2007, pending regulatory approval.

    "This property represents the continuation of Unity's branch expansion strategy along the I-78 corridor and into the Lehigh Valley in Pennsylvania," said James A. Hughes, Unity's President and Chief Executive Officer. "We are very excited to open our second branch in Pennsylvania and believe this office will complement our current branch in Forks Township, Pennsylvania," said Mr. Hughes.

    Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $681 million in assets and $541 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey and Northampton county in Pennsylvania. For additional information about Unity visit our website at http://www.unitybank.com or call 800 618-BANK.

    This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

SOURCE Unity Bancorp, Inc.
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/CONTACT: News Media & Financial Analysts, Alan Bedner, EVP, Chief Financial Officer of Unity Bancorp, Inc., +1-908-713-4308//Web site: http://www.unitybank.com /
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